Exhibit 5.1

[LETTERHEAD OF SKADDEN, ARPS, SLATE, MEAGHER & FLOM, LLP]

February 28, 2013

Pzena Investment Management, Inc.
140 West 45th Street
New York, New York 10036

Ladies and Gentlemen:

We have acted as counsel to Pzena Investment Management, Inc., a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 to be filed with the Securities and Exchange Commission (the “Commission”) on the date hereof under the Securities Act of 1933, as amended (the “Act”) (such Registration Statement, in the form reviewed by us, being hereinafter referred to as the “Registration Statement”). As permitted by Rule 415 under the Act, the Registration Statement relates to the issuance by the Company of up to 529,590 shares (the “Shares”) of the Company’s Class A common stock, par value $0.01 per share (the “Class A Common Stock”), upon exchanges by the Class B Members (the “Class B Members”) of Pzena Investment Management, LLC, a Delaware limited liability company (the “Operating Company”), of an equivalent number of Class B units (the “Class B Units”) of the Operating Company, pursuant to, and in accordance with the “Exchange Rights of Class B Members” set forth in Exhibit B (the “Exchange Rights Provisions”) to the Amended and Restated Limited Liability Company Agreement of the Operating Company, dated as of October 30, 2007 and amended as of March 24, 2010 and March 5, 2012 (as amended, the “Operating Agreement”). The Shares are issuable upon the exchange of (i) 434,928 Class B Units (the “Equity Plan Class B Units”) previously granted pursuant to the Operating Company’s Amended and Restated 2006 Equity Incentive Plan (the “Equity Plan”), and (ii) 73,438 Class B Units (the “Bonus Plan Class B Units”) previously granted pursuant to the Operating Company’s Amended and Restated Bonus Plan (the “Bonus Plan”).  The timing and amount of the Class B Members exchanges of Class B Units for the Shares is subject to the  terms and conditions set forth in the Exchange Rights Provisions. The right of a Class B Member owning Equity Plan Class B Units or Bonus Plan Class B Units to exchange such Class B Units for Shares is subject to the vesting of such Class B Units pursuant to the Equity Plan or the Bonus Plan, respectively, and any applicable Class B Unit award agreement.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of:

(i)	the Registration Statement;

(ii)	the Operating Agreement;

(iii)	the Equity Plan;

(iv)	the Bonus Plan;

(v)	the form of award agreement relating to the Equity Plan Class B Units;
(vi)	the Amended and Restated Certificate of Incorporation of the Company, as certified by the Secretary of the Company;

(vii)	the Amended and Restated Bylaws of the Company, as currently in effect, as certified by the Secretary of the Company;

(viii)	a specimen certificate representing the Class A Common Stock;

(ix)
certain resolutions of the Board of Directors of the Company, as the Managing Member of the Operating Company, relating to (a) the grant of the Equity Plan Class B Units pursuant to the Equity Plan, and (b) the authorization of the Bonus Plan, including the grant of Bonus Plan Class B Units thereunder; and

(x)
certain resolutions of the Board of Directors of the Company relating to (a) the filing of the Registration Statement and related matters, and (b) the authorization of the issuance of the Shares upon the exchange of the Class B Units.

We also have examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company, the Operating Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company, the Operating Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company and the Operating Company had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, the Operating Company and others.

The opinion set forth below is subject to the following further qualifications, assumptions and limitations:

(a)
we have assumed that each award agreement setting forth the terms of each grant of Equity Plan Class B Units is consistent with the Equity Plan and the form of award agreement reviewed by us, duly authorized, validly executed and delivered by the parties thereto;

(b)
we have assumed that the Shares will be issued upon exchange of the Class B Units in accordance with the terms and conditions of the Operating Agreement and the Exchange Rights Provisions and the applicable award agreement; and

(c)
we have assumed that the registrar and transfer agent for the Class A Common Stock will duly register the issuance of the Shares delivered upon such exchange and countersign the stock certificates evidencing the Shares and such stock certificates will conform to the specimen certificate examined by us.

Our opinion set forth below is limited to the General Corporation Law of the State of Delaware (the “DGCL”). We do not express any opinion with respect to the law of any jurisdiction other than the DGCL or as to the effect of any such law on the opinions herein stated. The Shares may be issued from time to time on a delayed or continuous basis, and this opinion is limited to the DGCL, as in effect on the date hereof, which is subject to change with possible retroactive effect.

Based upon and subject to the foregoing, we are of the opinion that, with respect to each offering of Shares by the Company to the Class B Members in accordance with the Exchange Rights Provisions (the “Offered Shares”), when (i) the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Act; (ii) an appropriate prospectus supplement with respect to the Offered Shares has been prepared, delivered and filed in compliance with the Act and the applicable rules and regulations thereunder; (iii) appropriate officers of the Company have, in accordance with the Exchange Rights Provisions, notified the Class B Members of the timing of the exchange  of Class B Units for the Offered Shares; and (iv) certificates in the form required under the DGCL representing the Offered Shares are duly executed, countersigned, registered and delivered upon exchange of the  applicable Class B Units, the Offered Shares, when so issued to the Class B Members, will be duly authorized, validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP